Exhibit 10.19

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made by and between Inspyr Therapeutics, Inc. (“Sublessor”), and ADial Pharmaceuticals, LLC (“Sublessee). Sublessor and Sublessee are the “Parties” and each a “Party”.

This Sublease is entered into, and is subordinate to, that certain Deed of Lease dated December 22, 2011 (the “Prime Lease”), by and between Seminole Trail Properties, LLC (the “Landlord”) and Sublessor, as Tenant. Capitalized terms not otherwise defined herein shall have the meaning as defined in the Prime Lease.

WHEREAS, Sublessor desires to sub-lease two furnished offices (the “Offices”) in the Leased Premises with the address of 1180 Seminole Trail, Ste 495, Charlottesville, VA 22901 to Sublessee and Sublessee desires to sub-lease the Offices.;

WHEREAS, Sublessor was formerly known as Lewis and Clark Pharmaceuticals, Inc., and is the successor in regards to the Prime Lease of Lewis and Clark Pharmaceuticals, LLC.

NOW, THEREFOR, for good and valuable consideration, the sufficiency of which is hereby agreed, the Parties agree as set forth below.

1.	Definitions.

1.1.	“Commencement Date”: August 18, 2017

1.2.	“Expiration Date”: September 30, 2019.

1.3.	“Rent”: $300 per month while Sublessee is a private company; $1,300 per month beginning on the day that is the first day of a month after Sublessee is a public company.

2.	Grant of Sublease. In consideration of the payment of the Rent and of the covenants and agreements made by the respective parties hereto, Sublessor subleases to Sublessee and Sublessee hereby subleases from Sublessor the Offices, upon the terms and conditions herein provided, from the Commencement Date until the Expiration Date.

3.	Early Termination: Either Party may terminate this Sublease upon written notice to the other Party specifying the date of termination as long as such date of termination is not earlier than the last day of the month following the month in which such notice is given.

4.	Rent. Sublessee covenants and agrees to pay to Sublessor the Rent, payable in advance on the first (1st) day of each month during the term of this Sublease

5.	Provided Services. Utilities, electrical and interne access will be provided by Sublessor. Sublessee may use available parking at the Property and other general use spaces in the Leased Premises and Property.

6.	Use and Subletting: Sublessee will use the Offices for general business purposes only and may not sublet the Offices or any part thereof or transfer possession or occupancy thereof to any person, firm, or corporation without the prior written consent of Sublessor.

7.	Signage. Subject to approval of Landlord, Sublessee shall have the right to place signs on the interior of the Leased Premises, at Sublessee’s expense, in the locations agreed by and subject to approval of the Sublessor, such approval not to be unreasonably withheld.

8.	Assignment. This Sublease may not be assigned except in the event of the merger, conversion, or acquisition of a Party in which all, or substantially all, of the assigning Party’s business is controlled by the surviving/acquiring entity, in which case it shall be automatically assigned.

In witness whereof the parties have executed this Agreement as of August 16, 2017.

Inspyr Therapeutics, Inc.		ADial Pharmaceuticals, LLC

Signed:	/s/ Chris Lowe	Signed:	/s/ William Stilley
	Chris Lowe		William Stilley
	CEO		CEO